Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Chelsea Therapeutics International, Ltd. of our report dated March 10, 2008, with respect to the consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary for the year ended December 31, 2007 included in its Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to our firm under the caption “Experts”.

/s/ J. H. Cohn LLP

Roseland, New Jersey

September 30, 2010